EXHIBIT 10.4

Binding Memorandum of Understanding

This Binding Memorandum of Understanding dated this 8th day of October, 2018 (the “MOU” or “Agreement”) is by and between UNV Medicine Ltd., a company organized under the laws of the State of Israel with offices located at 6 Ha-Ofe Street, Ashkelon 5432 Israel (“UNV”), and Canna Powder Ltd., organized under the laws of Israel with offices located at 20 Raoul Wallenberg Street, 28th Floor, Tel Aviv 6971917 Israel (“Canna Israel”). UNV and Canna Israel are sometimes referred to individually, as a “Party” and collectively, as the “Parties.”

WHEREAS, UNV, a public company with shares traded on the Tel Aviv Stock Exchange under the symbol “UNVO: TA”, is engaged in the cultivation of cannabis, and the processing of growth products for various products in the field of medical cannabis; and

WHEREAS, Canna Israel is a subsidiary of CannaPowder, Inc., a public company organized under the laws of Nevada with shares subject to quotation on the OTC Markets under the symbol “CAPD: OTC”; and

WHEREAS, Canna Israel is engaged in research and development of nanotubes powders derived from cannabinoids to be used for the production of medical products and medical components for use in treatment of different medical conditions (the “Canna Products”).

Section 1. MOU Commencement: The Parties agree that the MOU, dated as of October 8, 2018, will become effective (the “Effective Date”) upon receipt of listing authorization from the Tel Aviv Stock Exchange (the “TASE Listing Authorization”) of the UNV Shares issued or issuable: (i) as provided in Section 2.1 below; and (ii) underlying the option granted to Canna Israel as provided in Section 2.2 below.

Section 2. Investment and Equity Consideration: Subject to TASE Listing Authorization, Canna Israel shall invest 1 million NIS or $272,125 in UNV in consideration for: (i) the purchase of 200,000 ordinary shares of UNV (the “UNV Shares”), at a price of 500 Israeli Agorot which is equal to 5 NIS or approximately $1.36 per UNV Share; and (ii) the grant of options to purchase 200,000 additional UNV Shares (the “UNV Options”) exercisable for a period of three years from the Effective Date, at an exercise price of 800 Agorot which is equal to 8 NIS or approximately $2.18 per UNV Share.

Section 3. UNV/Canna Israel Obligations:

3.1 Subject to receipt of all applicable regulatory required under Israeli law expected within ninety (90) days from the Effective Date, UNV shall be obligated to finance and purchase a line of production equipment to be used by Canna Israel (the “Equipment”) for the production of the Canna Products, which Equipment shall be based on the specifications that will be transferred to UNV by Canna Israel, with a total Equipment value that does not exceed $150,000.

3.2 Canna Israel shall have the right of first use of the Equipment, which will always be available for the manufacture of the Canna Products and at most within one (1) business day at the request of Canna Israel.

3.3 If the price of the Equipment in accordance with the specifications of Canna Israel exceeds $150,000, Canna Israel shall pay UNV the difference required to purchase the Equipment within seven (7) business days.

3.4 Without prejudice to the requisite Regulatory Approvals, the Equipment that UNV purchases will have the option of obtaining the GMP standard and will comply with all the regulatory requirements of the GMP standard factory and will be acquired after receipt of UNV’s written approval.

3.5 Subject to obtaining the Regulatory Approvals required by Israeli law, Canna Israel will grant UNV the exclusive right to distribute (the “Distribution Rights”) the Canna Products in Israel for a period of five (5) years from the latter of: (i) the Effective Date; or (ii) completion of the transactions which are the subject of this MOU.

3.6 As a direct and full consideration of the derived value from the Distribution Rights, UNV will provide Canna Israel with ongoing laboratory, consulting and support services for the same period of five (5) years.

Section 4. Miscellaneous:

4.1 The Parties have priced the value of both the exclusive Distribution Rights and the services to be provided by UNV to Canna Israel (the “UNV Services”) in the amount of $150,000 to each Party to this MOU.

4.2 The UNV Services include the preparation of the final product and the level of GMP processes.

4.3 Product files, including all intellectual property related to the product files and all Canna Products, shall be exclusively owned by Canna Israel.

4.4 If the market value or actual of the UNV Services exceed $150,000, Canna Israel shall pay the difference to UNV within seven (7) business days.

4.5 Subject to obtaining the Regulatory Approvals under applicable Israeli law, Canna Israel shall manufacture the nanoscale powder it produces and related Canna Products in a factory that is to be built by UNV. The Parties agree that: (i) for the factory produced nanoscale powder, UNV will charge Canna Israel at a rate which will be calculated by adding the actual production costs (as shall be determined by UNV) plus a fee of 15% to cover UNV overhead; and (ii) transportation costs will be determined by the Parties at a later date.

4.6 Subject to obtaining all Regulatory Approvals, Canna Israel shall purchase the pure cannabis oil extract necessary for the manufacture of the Canna Products from UNV at a price of 25 NIS equal to approximately $6.80 for one (1) gram of cannabis oil having the specifications required by Canna Israel.

4.7 The Parties expressly agree that: (i) UNV shall permit and facilitate the purchase by Canna Israel of all cannabis oil and other raw materials produced by UNV and required by Canna Israel for the Canna Products; and (ii) any raw materials not produced by UNV may be purchased directly by Canna Israel for delivery to UNV for the manufacture of the Canna Products.

4.8 The Parties also agree that in furtherance of each other’s obligation under this Agreement, they shall in “good faith:” (i) establish an annual minimal threshold (the “Annual Quota”) to be determined for the processing of the Canna Products at the UNV factory; (ii) negotiate the terms of a non-competition agreement related to the business, products and distribution of the Canna Products and the UNV products and services for or by each other and/or through third-parties, whether the same as or similar to the Canna Products and UNV products and services, if Canna Israel has not met the Annual Quota for processing the Canna Products at the UNV factory.

4.9 Canna Israel and UNV will negotiate in “good faith” an agreement granting UNV a right of first refusal to UNV in the event that Canna Israel will require greater production capacity that presently available from UNV.

IN WITNESS WHEREOF, the Parties hereto have executed the above Agreement as of the day and year first above written:

CANNA POWDER LTD.

/s/: Lavi Krasney
Name:	Lavi Krasney
Title:	Chief Executive Officer

UNV MEDICINE LTD.

/s/: Golan Biton
Name:	Golan Biton
Title:	Chief Executive Officer